                           AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                           PRACTICAL BUSINESS SOLUTIONS, INC.

                                     CIBER, INC.,

                            WILLIAM CRAFTON, BRUCE AUSTIN

                                         AND

                                   NORMAN BANVILLE

                                  TABLE OF CONTENTS
                                                                          Page
                                                                          ----

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    2.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    2.2   Effectiveness of Merger. . . . . . . . . . . . . . . . . . . . .  5
    2.3   Effect of the Merger . . . . . . . . . . . . . . . . . . . . . .  6
    2.4   The Closing    : . . . . . . . . . . . . . . . . . . . . . . . .  6
    2.5   Actions at the Closing . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE III CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . .  7
    3.1   Conversion of PBSI Stock . . . . . . . . . . . . . . . . . . . .  7
    3.2   Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . .  8
    3.3   Exchange of PBSI Stock . . . . . . . . . . . . . . . . . . . . .  8
    3.4   Allocation and Delivery of CIBER Stock . . . . . . . . . . . . .  8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PBSI AND
          THE STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .  9
    4.1   Organization . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    4.2   Capital Stock of PBSI  . . . . . . . . . . . . . . . . . . . . .  9
    4.3   Authority Relative to this Agreement; Non-Contravention. . . . . 10
    4.4   Financial Statements . . . . . . . . . . . . . . . . . . . . . . 11
    4.5   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . 11
    4.6   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.7   Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . 12
    4.8   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.9   Absence of Changes in Benefit Plans. . . . . . . . . . . . . . . 12
    4.10  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . 12
    4.11  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . 13
    4.12  Contracts; Debt Instruments. . . . . . . . . . . . . . . . . . . 13
    4.13  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    4.14  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . 15
    4.15  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . 15
    4.16  Certain Employee Matters . . . . . . . . . . . . . . . . . . . . 15
    4.17  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    4.18  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    4.19  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    4.20  Subchapter S Election. . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CIBER. . . . . . . . . . . . . 19
    5.1   Organization . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    5.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 19
    5.3   Authority Relative to this Agreement; Non-contravention. . . . . 20

                                                                           Page
                                                                           ----

    5.4   SEC Reports and Financial Statements. . . . . . . . . . . . . . . 21
    5.5   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    5.6   Registration of Shares Under the Securities Act . . . . . . . . . 22

ARTICLE VI STOCKHOLDER REPRESENTATIONS  . . . . . . . . . . . . . . . . . . 22
    6.1   Security Representations of the Stockholders. . . . . . . . . . . 22

ARTICLE VII COVENANTS AND OTHER AGREEMENTS  . . . . . . . . . . . . . . . . 24
    7.1   Conduct of Business by PBSI . . . . . . . . . . . . . . . . . . . 24
    7.2   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.3   Consultants; Employment and Noncompetition Agreements; Stock
           Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.4   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.5   Sale of PBSI Shares; Dissenters' Rights . . . . . . . . . . . . . 28
    7.6   Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . . 28
    7.7   Maintenance of Subchapter S Corporation Status. . . . . . . . . . 28
    7.8   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 28
    7.9   Indemnification Procedures. . . . . . . . . . . . . . . . . . . . 29
    7.10  Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE VIII CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    8.1   Conditions to the Obligation of Each Party to Effect the Merger . 30
    8.2   Additional Conditions to the Obligation of PBSI . . . . . . . . . 31
    8.3   Additional Conditions to the Obligations of CIBER . . . . . . . . 31

ARTICLE IX CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.1   Deliveries at Closing . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE X TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    10.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    10.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE XI GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 34
    11.1  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . 34
    11.2  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    11.3  Binding Effect; Assignment. . . . . . . . . . . . . . . . . . . . 34
    11.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    11.5  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    11.6  Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . 36
    11.7  Further Assurances and Survival . . . . . . . . . . . . . . . . . 36
    11.8  Entire Agreement; Modifications . . . . . . . . . . . . . . . . . 36
    11.9  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    11.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 36

            LIST OF EXHIBITS AND SCHEDULES


Exhibit A          -    Stock Options


Schedule   1.1     -    Permitted Liens
Schedule   3.4     -    Allocation of CIBER Stock
Schedule   4.3     -    List of Conflicts
Schedule   4.5     -    Absence of Certain Changes
Schedule   4.6     -    Litigation
Schedule   4.8     -    Subsidiaries
Schedule   4.9     -    Absence of Changes in Benefit Plans and Severance
Schedule   4.12    -    Indebtedness, Liens and Certain Contracts of PBSI
Schedule   4.13    -    PBSI Properties
Schedule   4.14    -    PBSI Intellectual Property
Schedule   4.16    -    Certain Employment Matters
Schedule   4.18    -    Taxes
Schedule   4.19    -    Pension Plan, Welfare Plans
Schedule   5.2     -    CMER Outstanding Securities
Schedule   5.3     -    List of Conflicts
Schedule   5.5     -    Litigation

                            AGREEMENT AND PLAN OF MIERGER

              THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 23, 1996 among Practical Business Solutions, Inc., a Massachusetts corporation ("PBSI"), CIBER, Inc., a Delaware corporation ("CIBER"), William Crafton ("Crafton"), Bruce Austin ("Austin") and Norman Banville ("Banville" and, together with Crafton and Austin, the "Stockholders").


                                      RECITALS

               A. The board of directors of each of CIBER and PBSI and the stockholders of PBSI have adopted resolutions approving the merger of PBSI with and into CIBER (the "Merger"), upon the terms and subject to the conditions set forth herein.

               B. This Agreement provides, among other things, that each share of common stock, without par value per share, of PBSI issued and outstanding at this Effective Time (as hereinafter defined) shall be exchanged for shares of CIBER common stock, par value $0.01 per share (the "CIBER Stock").

               C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

               D. It is intended that the Merger shall be treated for accounting purposes as a pooling of interests.


                                      AGREEMENT

               NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

        1.1 DEFINITIONS. (a) As used in this Agreement, the following terms shall have the meanings set forth below:

                 "Aloisio" shall refer to James Aloisio, an employee of PBSI.

                 "Aloisio Option" means that agreement entered into on or about December 7, 1993 by PBSI granting Aloisio 5% of PBSI Common Stock, vesting on April 1, 1998, subject to certain circumstances.

                 "CIBER Closing Stock Price" means the average of the daily closing prices of a share of CIBER Common Stock on the Nasdaq National Market ("NASDAQ") for the five (5) consecutive trading days ending the day before the Closing Date. The daily closing price for each such trading day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing "bid" and "asked' prices as reported by NASDAQ. If the daily closing price per share of CIBER Common Stock is determined during a period following the declaration of a dividend, distribution, recapitalization, reclassification or similar transaction, then the CIBER Closing Stock Price shall be properly adjusted to take into account ex-dividend trading.

                 "CIBER Common Stock" means the common stock, par value $.Ol per share of CIBER.

                 "CIBER Material Adverse Effect" means effects that individually or in the aggregate have a material adverse effect on the financial condition, business, operations, or assets of CIBER and the CIBER Subsidiaries, taken as a whole.

                 "CIBER SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed by CIBER with the SEC.

                 "CIBER Stock" means that number of shares of CIBER Common Stock calculated pursuant to Section 3.1 deliverable in conjunction with the Merger.

                 "CIBER Subsidiary" means all of the direct and indirect subsidiaries of CIBER.

                 "Contracts" means all of PBSI's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), maintenance, purchase orders, bids in process, commitments, licenses to use software, and other agreements.

                 "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

                 "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

                 "Indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid (other than customary trade payables), (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the defeffed purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

                 "Intellectual Property" means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, and other proprietary intellectual property rights and computer programs, software and data which are material to the conduct of the business of PBSI.

                 "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature, other than Permitted Liens.

                 "McMahon" shall refer to Paul McMahon, an employee of PBSI.

                 "McMahon Option" means that agreement entered into on or about October 1, 1992 by PBSI granting McMahon 2% of PBSI Common Stock, vesting on October 1, 1997, subject to certain circumstances.

                 "PBSI Common Stock" means the Common Stock, par value $.Ol per share, of PBSI.

                 "PBSI Consultants" means billable computer programming related consultants who bill to PBSI clients and customers.

                 "PBSI Stock" means all issued and outstanding shares of PBSI Common Stock.

                 "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

                "Permitted Liens' means those Liens listed on Schedule 1.1.

                 "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Exchange Act of 1933, as amended.

                 "PBSI Material Adverse Effect" means an effect that, individually or in the aggregate, causes loss or damage in an amount of $50,000 or more.

                 "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of PBSI generally) for a merger or other business combination involving PBSI or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of PBSI, other than the transactions contemplated by this Agreement.

                 "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including all payroll, employment and other withholding taxes, and including any interest, penalties and additions imposed with respect to such amounts.

                 "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

                 "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

                 (b) Each of the following terms is defined in the Section set forth opposite such term:

                   Term                     Section
                    ----                     -------
              Additional Shares              3.1(b)
              Adjustment Shares              3.1(c)
              Affiliated Group               4.18(a)
              Articles of Merger             2.3
              Base Shares                    3.1(a)

              Benefit Plans                  4.19(a)
              Certificate of Merger          2.2
              Certificates                   3.3
              CIBER Outstanding Securities   5.2(b)
              Closing                        2.4
              Closing Date                   2.4
              Code                           Recital C
              Covered Taxes                  4.18(a)
              DGCL                           2.2
              Effective Time                 2.2
              Employment and Noncompetition
                Agreement                    7.3(a)
              Exchange Act                   5.3(c)
              Filed SEC Document             5.4
              Indemnified Party              7.9
              Indemnifying Party             7.9
              MBCL                           2.2
              Merger                         Recital A & 2.1
              Registered Shares              3.4(c)
              Surviving Corporation          2.1
              PBSI Outstanding Securities    4.2(b)
              PBSI Pension Plan              4.19(e)
              Tangible Book Value            3.1(b)
              Unregistered Shares            3.4(c)


                                      ARTICLE II
                                      THE MERGER

        2.1 THE MERGER. On and subject to the terms and conditions of this Agreement, PBSI will merge with and into CIBER (the "Merger") at the Effective Time (as defined below). CIBER shall be the corporation surviving the Merger (the "Surviving Corporation").

        2.2 EFFECTIVENESS OF MERGER. On or about May 7, 1996 but not later than May 31, 1996, and subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger prior to the Effective Time, CIBER and PBSI will file with the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger") pursuant to Section 252 of the Delaware General Corporation Law (the "DGCL") and file with the Secretary of State of the Commonwealth of Massachusetts Articles of Merger (the "Articles of Merger") pursuant to Section 79 of the Massachusetts Business Corporation Law (the "MBCL"). The Merger shall become effective at the time (the "Effective Time") that CIBER and PBSI file the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts.

        2.3      EFFECT OF THE MERGER.

                 (a) GENERAL. The Merger shall have the effect set forth in the DGCL and the MBCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either CIBER or PBSI in order to carry out and effectuate the transactions contemplated by this Agreement, provided that such action does not adversely affect the rights of the Stockholders, Aloisio or McMahon without the prior written consent of the person(s) affected.

                 (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of CIBER in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                 (c) BYLAWS. The Bylaws of CIBER in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                 (d) DIRECTORS AND OFFICERS. The directors and officers of CIBER in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

                 (e) CIBER COMMON STOCK. At and after the Effective Time, each share of CIBER Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

                 (f) TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

        2.4 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. local time at the offices of Davis, Graham & Stubbs LLP, 370 17th Street, Suite 4700, Denver, Colorado, on May 7, 1996, or any other date specified by the parties on or before May 31, 1996, but shall be no later than the fifth business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, other than conditions with respect to actions the respective parties will take at the Closing itself (the "Closing Date").

        2.5 ACTIONS AT THE CLOSING. At the Closing, (i) PBSI will deliver to CIBER the various certificates, instruments and documents referred to in
Section 8.3 below, (ii) CIBER will deliver to PBSI the various certificates, instruments and documents referred to in Section 8.2 below and (iii) CIBER will execute and deliver the Stock Options referred to in Section 7.3(b).

                                     ARTICLE III
                                 CONVERSION OF SHARES

        3.1 CONVERSION OF PBSI STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of CIBER, PBSI, the Surviving Corporation or any holder of PBSI Stock, PBSI Stock shall, subject to Section 3.2, be exchanged for an aggregate of 480,000 shares of CIBER Common Stock (the "Base Shares") plus, if applicable, the Additional Shares (as defined below) and the Adjustment Shares (as defined below) (the Base Shares, the Additional Shares and the Adjustment Shares, if any, shall be referred to collectively as the "CIBER Stock").

                 (b) "Additional Shares" shall be issued in conjunction with the Merger if the Tangible Book Value of PBSI exceeds zero. The number of Additional Shares shall be that number of shares of CIBER Common Stock that equals the Tangible Book Value of PBSI divided by the lesser of the CIBER Closing Stock Price or $25.00. "Tangible Book Value" shall refer to the stockholders' equity of PBSI as reflected on the balance sheet of PBSI as of the Closing Date less any cash surrender value of life insurance policies of the Stockholders, Aloisio or McMahon and less any and all tax liability incurred or that may be incurred by CIBER as a result of the conversion of PBSI's method of accounting from the cash basis to the accrual basis in connection with this transaction. The amount of said tax liability and the Tangible Book Value shall be agreed upon by PBSI and CIBER on the Closing Date. The tax liability shall not exceed 40% of the assets that create tax liability for CIBER. In the event that, after the Closing, a reduction in the Tangible Book Value of PBSI as agreed upon by the parties at the Closing is required due to a misrepresentation of closing balance sheet information by PBSI, the $100,000 basket available pursuant to Section 7.8(b) shall be reduced by the amount of any such required reduction in the Tangible Book Value. Only a factual misrepresentation by PBSI of closing balance sheet information, and not any changes in accounting or tax treatment utilized by PBSI and CIBER to determine on the Closing Date the Tangible Book Value or any other changes, shall cause a reduction of said basket. In the event that, after the Closing, an increase in the Tangible Book Value of PBSI as agreed upon by the parties at the Closing is required for any reason, CIBER shall promptly issue to the Stockholders (allocated in accordance with Schedule 3.4) a number of additional shares of CIBER Common Stock equal to the amount of the increase in Tangible Book Value divided by the lesser of $25.00 or the CIBER Closing Stock Price, provided that in no event shall the Tangible Book Value be increased by more than $100,000.

                 (c) "Adjustment Shares" shall be issued in connection with the Merger if, on the Closing Date, the CIBER Closing Stock Price is less than $25.00 (rounded to the nearest $0.125). The number of Adjustment Shares shall be that number of shares of CIBER Common Stock that equals $12,000,000 divided by the CIBER Closing Stock Price less the Base Shares.

                 (d) If the calculation of the shares of CIBER Stock exchangeable for the PBSI Stock in the Merger requires the issuance, in the aggregate, of more than 600,000 shares of CIBER Common Stock plus that number of shares of CIBER Common Stock that would equal the Tangible Book Value divided by $20.00, CIBER shall issue, and PBSI shall accept, that number of shares of CIBER Common Stock that equals 600,000 shares plus that number of shares of CIBER Common Stock that would equal the Tangible Book Value divided by $20.00.

                 (e) If between the execution and delivery of this Agreement and the Effective Time the outstanding shares of CIBER Common Stock or PBSI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the CIBER Stock.

        3.2 FRACTIONAL SHARES. No fractional share of CIBER Common Stock shall be issued in the Merger. In lieu thereof, each Stockholder who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) the CIBER Closing Stock Price by (b) the fraction of the share of CIBER Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or any other rights in respect of any such fraction.

        3.3    EXCHANGE OF PBSI STOCK.

                 (a) At the Closing, each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PBSI Stock (the "Certificates") shall surrender such Certificates to CIBER and such holder shall, subject to Section 3.4, be entitled to receive in exchange therefor the number of shares of CIBER Stock into which the shares of PBSI Stock theretofore represented by such Certificates shall have been converted pursuant to Section 3.1, and the Certificates so surrendered shall forthwith be cancelled.

                 (b) There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PBSI Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

        3.4    ALLOCATION AND DELIVERY OF CIBER STOCK.

                 (a) Upon the determination of the number of shares of CIBER Stock to be issued upon conversion of the PBSI Stock under Section 3.1, 7% of such number of shares shall be deducted from the total number of shares of CIBER Stock in order to provide the Stock Options (as defined below) with respect to 2% and 5% of such number to McMahon and Aloisio respectively. McMahon's Stock Option shall vest on October 1, 1997 and Aloisio's Stock Option shall vest on April 1, 1998, both subject to certain conditions.

                 (b) The remaining 93% of CIBER Stock shall be allocated to the Stockholders in accordance with Schedule 3.4.

                 (c) One half of the shares of CIBER Stock deliverable to the Stockholders shall be represented by unregistered shares of CIBER Common Stock (the "Unregistered Shares") and one-half shall be represented by shares of CIBER Common stock that has been registered under the Securities Act (the "Registered Shares").

                 (d) The CIBER Stock and cash in lieu of any fractional share of CIBER Common Stock shall be delivered to each Stockholder as soon as practicable after the Closing Date but in no event later than May 31, 1996.


                                      ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF
                              PBSI AND THE STOCKHOLDERS

        PBSI and the Stockholders jointly and severally represent and warrant to CIBER as follows:

        4.1 ORIZANIZATION. PBSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Massachusetts and has the corporate power to own its property and to carry on its business as now being conducted. PBSI is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not have a PBSI Material Adverse Effect. PBSI has delivered to CIBER complete and correct copies of its articles of organization and by-laws, as amended to the date of this Agreement.

        4.2    CAPITAL STOCK OF PBSI.

                 (a)    At the date hereof:

                       (i) PBSI's authorized capital stock consists of 1,000 shares of common stock, without par value per share (the "PBSI Common Stock") of which 120 shares are issued and outstanding (the "PBSI Stock");

                       (ii) PBSI holds no shares of CIBER Common Stock in its treasury; and

                       (iii) other than the McMahon Option and the Aloisio Option, there are no outstanding employee stock options to purchase PBSI Common Stock.

                 (b) Except as set forth in Section 4.2(a), there are not outstanding as of the date hereof (i) shares of stock or other voting securities of PBSI, (ii) securities of PBSI convertible into or exchangeable for shares of stock or voting securities of PBSI or (iii) options or other rights to acquire from PBSI, or other obligation of PBSI to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of PBSI (the items in clauses (i), (ii) and (iii) being referred to collectively as the "PBSI Outstanding Securities"). There are no outstanding obligations of PBSI to repurchase, redeem or otherwise acquire any PBSI outstanding Securities, except in accordance with the terms of such PBSI Outstanding Securities. PBSI has not, subsequent to December 31, 1995, authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.

                 (c) All outstanding shares of PBSI Stock have been and, at or prior to the Effective Time, will be duly authorized and validly issued, fully paid and nonassessable.

        4.3    AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION.

                 (a) PBSI has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by PBSI, the performance by PBSI of its obligations hereunder and the consummation by PBSI of the transactions contemplated herein have been duly authorized by the board of directors and stockholders of PBSI, and no other corporate proceedings on the part of PBSI are necessary to authorize the execution and delivery of this Agreement, the performance by PBSI of its obligations hereunder and the consummation by PBSI of the transactions contemplated hereby. This Agreement has been duly executed and delivered by PBSI and constitutes a valid and binding obligation of PBSI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

                 (b) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by PBSI nor the consummation by PBSI of the transactions contemplated herein nor compliance by PBSI with any of the provisions hereof will (i) conflict with or result in any breach of the articles of incorporation or bylaws of PBSI, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PBSI under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which PBSI is a party or by which PBSI or any of its properties or assets may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to PBSI or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not (x) prevent the consummation of the transactions contemplated hereby or (y) reasonably be expected to have a PBSI Material Adverse Effect.

                 (c) Except for compliance with the provisions of Delaware law and Massachusetts law, no action by any governmental authority is necessary for PBSI's execution and delivery of this Agreement or the consummation by PBSI of the transactions contemplated hereby, except where the failure to obtain or take such action would not (i) prevent the consummation of the transactions contemplated hereby or (ii) reasonably be expected to have a PBSI Material Adverse Effect.

                 (d) Except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of PBSI for or in connection with the execution and delivery of this Agreement or the consummation by PBSI of the transactions contemplated on its part hereby.

        4.4 FINANCIAL STATEMENTS. PBSI has delivered to CIBER copies of the following financial statements:

                       (i) an audited balance sheet of PBSI at December 31, 1995, and an unaudited balance sheet at March 31, 1996, which balance sheets fairly present the financial condition, assets and liabilities of PBSI at such dates; and

                       (ii) audited statements of income for the years ended December 31, 1994 and 1995, and unaudited statements of income for the three-month periods ended March 31, 1995 and 1996, and audited statements of cash flows for the years ended December 31, 1994 and 1995, and unaudited statements of cash flows for the three-month periods ended March 31, 1995 and 1996, which statements fairly present the results of operations and cash flows of PBSI for the periods then ended.

The audited financial statements listed above have been prepared in accordance with generally accepted accounting principals consistently applied as of and at the date of such statements. Except as set forth in such financial statements, PBSI has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on PBSI's balance sheet or in the notes thereto and that, individually or in the aggregate, could have a PBSI Material Adverse Effect.

        4.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.5, since December 31, 1995, PBSI has conducted its business only in the ordinary course and (i) there has not been any PBSI Material Adverse Effect,
(ii) PBSI has not become a party to any agreement or amendment to an existing agreement material to its business, (iii) there has not been any change by PBSI in accounting principles or methods except insofar as may be required by generally accepted accounting principles and (iv) there has not been (A) any granting by PBSI to any executive officer of PBSI of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by PBSI to any such executive officer of any increase in severance or termination pay, (C) any entry by PBSI into any employment, severance or termination with any such executive officer, (D) any acceleration of the vesting or exercise of any employee option granted by PBSI, or

(E) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of PBSI's capital stock.

        4.6 LITIGATION. Except as set forth in Schedule 4.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of PBSI or the Stockholders, threatened, to which PBSI is, or would be, a party or by which it is or would be affected (and each of PBSI and the Stockholders is not aware of any basis for any such action, suit or proceeding that has a reasonable likelihood of being brought) which, considered individually or in the aggregate, if determined adversely to PBSI, is reasonably likely to (i) have a PBSI Material Adverse Effect, (ii) impair the ability of PBSI to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PBSI having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. No product liability or other tort claims have been made or, to PBSI's and the Stockholders' knowledge, threatened against PBSI relating to products sold or leased or services performed by PBSI that could form the basis for a cause of action for product liability against PBSI.

        4.7 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of PBSI or the Stockholders or under any of their authority is or will be entitled to any advisory, commission or broker's or finder's fee from PBSI in connection with any of the transactions contemplated herein.

        4.8 SUBSIDIARIES. Except as set forth on Schedule 4.8, PBSI (1) does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity and (ii) will not own prior to the Effective Time, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

        4.9    ABSENCE OF CHANGES IN BENEFIT PLANS.  Except as set forth in
Schedule 4.9, since December 31, 1995, there has not been any adoption or amendment in any material respect by PBSI of any Benefit Plan. Except as set forth in Schedule 4.9 or as set forth in the financial statements described in
Section 4.4 hereof and except for obligations existing as a matter of law, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between PBSI and any current or former employee, officer or director of PBSI. Except as disclosed on Schedule 4.9, none of the Benefit Plans provide benefits to any advisor or consultant to PBSI who is not a current or former employee, officer or director of PBSI.

        4.10 COMPLIANCE WITH LAWS. PBSI has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in a PBSI Material Adverse Effect.
PBSI has not received any written communication during the past two years from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable law. PBSI is not required to make, and PBSI has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law other than in the ordinary course of business and consistent with past practice.

        4.11 ENVIRONMENTAL MATTERS.

                 (a) PBSI has not (x) placed or disposed of any Hazardous Substances on, under, from or at any of PBSI's properties or any other properties presently or formerly owned or operated by PBSI (the "Properties"), in violation of any applicable Environmental Laws (as defined below), except for violations that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a PBSI Material Adverse Effect,
(y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a PBSI Material Adverse Effect, or (z) received any written notice (A) during the preceding five years from a Governmental Entity that PBSI is in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of hazardous substances at the Properties or any other properties for which PBSI may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties for which PBSI may be responsible or (D) demanding payment by PBSI for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

                 (b) No Environmental Law imposes any obligation upon PBSI arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of PBSI's owned properties, or, to the knowledge of PBSI and the Stockholders, leased properties under any Environmental Law.

        4.12 CONTRACTS; DEBT INSTRUMENTS.

                 (a) The Contracts constitute all of the contracts or agreements to which PBSI is a party that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of PBSI. Each Contract is in full force and effect and is a legal, valid and binding agreement of PBSI and, to the knowledge of PBSI and the Stockholders, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and subject to general principles of equity. PBSI is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, Contract or any other agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a PBSI Material Adverse Effect.

                 (b) Set forth in Schedule 4.12 is (x) a list of all loan or credit agreements, notes, bonds, indentures and other agreements and instruments pursuant to which any Indebtedness of PBSI in an aggregate principal amount in excess of $10,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder.

                 (c) Except as set forth in Schedule 4.12, PBSI is not a party to or bound by any material written or oral (w) employment agreement or employment contract that is not terminable at will by PBSI without cost to PBSI, (x) covenant not to compete or (y) agreement, contract or other arrangement with (A) any stockholder of PBSI, (B) any affiliate of PBSI or any affiliate of any stockholder of PBSI or (C) any officer, director or employee of PBSI (other than employment agreements covered by clause (w) above) or of any stockholder of PBSI or of any affiliate of PBSI.

                 (d) Except as set forth in Schedule 4.12, PBSI is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

        4.13        PROPERTIES.

                 (a) PBSI has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which PBSI has leasehold interests, are free and clear of all Liens other than those set forth in Schedule 4.12 or Schedule 4.13. The tangible personal property used by PBSI that has a value, in the case of each item, of $5,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by PBSI is in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof, except for such variances in the condition thereof, as could not reasonably be expected to result in a decrease in the value of PBSI of $5,000 or more.

                 (b) Except as set forth on Schedule 4.13, PBSI has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. PBSI enjoys peaceful and undisturbed possession under all such material leases. PBSI owns no real property.

                 (c) The assets listed on the balance sheet as of the Closing Date constitute substantially all the properties of PBSI at such date.

        4.14 INTELLECTUAL PROPERTY, Except as set forth in Schedule 4.14, PBSI owns, or is validly licensed or otherwise has the right to use, all Intellectual Property in the manner in which such Intellectual Property is currently being used or which is being held for use by PBSI. Other than as disclosed in Schedule 4.14, there are not and have not been any legal or other proceedings involving PBSI concerning any of the Intellectual Property, and to PBSI's and the Stockholders' knowledge, no such action or proceeding been threatened; to PBSI's and the Stockholders' knowledge, PBSI's use of the Intellectual Property and the conduct of its business as it is presently conducted does not conflict with, infringe upon or violate any Intellectual Property or other rights of any other person, firm or corporation; there are no outstanding nor, to PBSI's or the Stockholders' knowledge, threatened, disputes or disagreements with respect to any Intellectual Property; and PBSI has not granted any licenses, releases, security interests or other rights in or relating to the Intellectual Property.

        4.15 LABOR MATTERS. There are no collective bargaining or other labor union agreements to which PBSI is a party or by which it is bound. Since December 31, 1995, PBSI has not been subject to any labor union organizing activity, or had any actual or, to PBSI's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

        4.16 CERTAIN EMPLOYEE MATTERS. Except as set forth on Schedule 4.16, all current and former members of management and key personnel of and consultants to PBSI have executed and delivered to PBSI a confidential information agreement restricting such person's right to disclose confidential information of PBSI except where the failure to have so executed and delivered an agreement would not reasonably be expected to have a PBSI Material Adverse Effect. Except as set forth on Schedule 4.16, all such members of management and key personnel of and consultants to PBSI have been party to a "work-for-hire" arrangement or proprietary rights agreement with PBSI pursuant to which either (i) in accordance with applicable federal and state law, PBSI has been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) there has been conveyed to PBSI by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising. No employee, agent, consultant or contractor associated with any of the members of management or key personnel of PBSI who has contributed to or participated in the conception and development of proprietary rights of PBSI has asserted or threatened any claim against PBSI in connection with such person's involvement in the conception and development of the proprietary rights of PBSI and, to the knowledge of PBSI and the Stockholders, no such person has a reasonable basis for any such claim.

        4.17 INSURANCE. All of the policies of fire, liability, product liability, workers' compensation, health and other forms of insurance presently in effect with respect to PBSI's business are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of PBSI, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with laws and (ii) as management of PBSI deems to be adequate. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of PBSI have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        4.18   TAXES.

                 (a) Except as set forth in Schedule 4.18, (i) PBSI and any consolidated, combined, unitary or affiliated group of which PBSI is or has ever been a member (an "Affiliated Group"), has timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was complete and correct in all material respects at the time of filing and (ii) all Taxes including Taxes, if any, for which no Returns are required to be filed (A) of PBSI and any Affiliated Group, (B) for which PBSI is or could otherwise be held liable, or (C) which are or could otherwise become chargeable as an encumbrance upon any property or assets of PBSI (the Taxes referred to in this Section being "Covered Taxes"), have been duly and timely paid, except for Taxes not yet due and payable and except when the failure to file Returns or pay Taxes would not reasonably be expected to have a PBSI Material Adverse Effect.

                 (b) PBSI has delivered or made available to CIBER (i) complete and correct copies of all Returns filed by PBSI and each Affiliated Group for taxable periods ending after December 31, 1991 and for all other taxable periods for which the applicable statute of limitations has not yet run and (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of PBSI or any Affiliated Group and relating to Covered Taxes.

                 (c) Except as set forth in Schedule 4.18, no liens for Taxes exist with respect to any of the assets or properties of PBSI, other than for Taxes not yet due and payable and other than for Liens that could not reasonably be expected to have a PBSI Material Adverse Effect. The federal income Tax Returns of PBSI and each Affiliated Group have been examined by the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable year ended on December 31, 1991. Except as set forth in
Schedule 4.18, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 4.18,
(i) no Returns with respect to federal income Taxes or other income Taxes of PBSI are currently under audit or examination by the Internal Revenue Service or any other Taxing Authority, (ii) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority and (iii) neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination.

                 (d) Except as set forth in Schedule 4.18, (i) no person has made with respect to PBSI, or with respect to any property held by PBSI, any consent or election under Section 341(f) of the Code, (ii) no property of PBSI is "tax-exempt use property" within the meaning of Section 168(h) of the Code,
(iii) PBSI is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982 and (iv) neither PBSI nor any affiliate of PBSI has made any election under Section 13261(g)(2) or Section 13261(g)(3) of the Revenue Reconciliation Act of 1993.

                 (e) Except as set forth in Schedule 4.18, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

        4.19  ERISA.

                 (a) Schedule 4.19 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by PBSI or any other person or entity that, together with PBSI, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with PBSI, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of PBSI (all the foregoing being herein called "Benefit Plans"). PBSI has delivered to CIBER true, complete and correct copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have a PBSI Material Adverse Effect.

                 (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause a PBSI Material Adverse Effect.

                 (c) None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

                 (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under
Section 501(c) of the Code, for any period ending before the Effective Date that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of PBSI referred to in Section 3.4.

                 (e) Each Benefit Plan that is a Pension Plan (hereinafter an "PBSI Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such PBSI Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked and, to the knowledge of PBSI, revocation has not been threatened; to the knowledge of PBSI or the Stockholders, no circumstances exist that would adversely affect the tax-qualification of such PBSI Pension Plan; and such PBSI Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. PBSI has delivered to CIBER a copy of the most recent determination letter received with respect to each PBSI Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all PBSI Pension Plan amendments as to which a favorable determination letter has not yet been received.

                 (f) Schedule 4.19 discloses whether: (1) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) any prohibited transaction has occurred that could subject PBSI, any of its employees or, to the knowledge of PBSI or the Stockholders, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) to the knowledge of PBSI or the Stockholders, neither PBSI nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject PBSI or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for liabilities that would not, in the aggregate, reasonably be expected to have a PBSI Material Adverse Effect.

                 (g) The list of Welfare Plans in Schedule 4.19 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without PBSI having a PBSI Material Adverse Effect at any time after the Effective Date. PBSI complies in all material respects with the applicable requirements of Section 498OB(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

                 (h) No compensation payable by PBSI to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby, other than with respect to the Stock Options) will be subject to disallowance under Section 162(m) of the Code.

                 (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of PBSI or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 28OG(b)(1) of the Code). Schedule
4.19 sets forth (i) the maximum amount that could be paid to each executive officer of PBSI as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 28OG(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.


        4.20 SUBCHAPTER S ELECTION. PBSI is and, since January 1, 1995, has been an "S corporation" for purposes of the Code, and all necessary elections and filing related thereto were made on or before December 31, 1994.


                                      ARTICLE V
                            REPRESENTATIONS AND WARRANTIES
                                       OF CIBER

        CIBER represents and warrants to PBSI and the Stockholders as follows:

        5.1 ORGANIZATION. CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER has the corporate power to own its property and to carry on its business as now being conducted. CIBER is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not individually or in the aggregate have a CIBER Material Adverse Effect.

        5.2    CAPITALIZATION.

                 (a)    At March 31, 1996:

                       (i)    CIBER's authorized capital stock consists of
(i) 20,000,000 shares of CIBER Common Stock, of which 7,925,000 shares are issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $.Ol per share, no shares of which are issued and outstanding;

                       (ii) CIBER holds no shares of CIBER Common Stock in its treasury;

                       (iii) there are outstanding employee stock options to purchase an aggregate of approximately 1,010,000 shares of CIBER Common Stock; and

                       (iv) Schedule 5.2 lists all executory registration right agreements under which CIBER is or may be obligated to register CIBER Common Stock with the SEC.

                 (b) Except as set forth in Schedule 5.2 or Section 5.2(a), there are not outstanding as of the date hereof (i) shares of stock or other voting securities of CIBER, (ii) securities of CIBER convertible into or exchangeable for shares of stock or voting securities of CIBER or (iii) options or other rights to acquire from CIBER, or other obligation of CIBER to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of CIBER (the items in clauses (i), (ii) and (iii) being referred to collectively as the "CIBER Outstanding Securities"). There are no outstanding obligations of CIBER to repurchase, redeem or otherwise acquire any CIBER Outstanding Securities, except in accordance with the terms of such CIBER Outstanding Securities.

                 (c) All outstanding shares of stock of CIBER have been and, at or prior to the Closing, will be, duly authorized and validly issued, fully paid and nonassessable.

        5.3    AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION.

                 (a) CIBER has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER, the performance by CIBER of its obligations hereunder and the consummation by CIBER of the transactions contemplated herein have been duly authorized by the board of directors of CIBER, and no other corporate proceedings on the part of CIBER are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER of its obligations hereunder and the consummation by CIBER of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

                 (b) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement by CIBER nor the consummation by CIBER of the transactions contemplated herein nor compliance by CIBER with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or bylaws of CIBER, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CIBER under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which CIBER is a party or by which CIBER or any of its properties or assets may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not (x) prevent the consummation of the transactions contemplated hereby or (y) reasonably be expected to have a CIBER Material Adverse Effect.

                 (c) Except for compliance with the provisions of Delaware law and Massachusetts law, the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no action by any governmental authority is necessary for CIBER's execution and delivery of this Agreement or the consummation by CIBER of the transactions contemplated hereby, except where the failure to obtain or take such action would not (i) prevent the consummation of the transactions contemplated hereby or (ii) reasonably be expected to have a CIBER Material Adverse Effect.

                 (d) Except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER for or in connection with the execution and delivery of this Agreement or the consummation by CIBER of the transactions contemplated on its part hereby.

        5.4 SEC REPORTS AND FINANCIAL STATEMENTS. Since March 17, 1994, CIBER has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the "CIBER SEC Reports") required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement (a "Filed SEC Document"), none of the CIBER SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of CIBER and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of CIBER and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

        5.5 LITIGATION. Except as set forth in Schedule 5.5 and the CIBER SEC Reports, there is no suit, action or legal, administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of CIBER, threatened to which CIBER is a party which, considered individually or in the aggregate, is reasonably likely to (i) have a CIBER Material Adverse Effect,
(ii) impair the ability of CIBER to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against CIBER having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

        5.6    REGISTRATION OF SHARES UNDER THE SECURITIES ACT.  As described in
Section 3.4, one-half of the CIBER Stock to be delivered under this Agreement to the holders of PBSI Stock shall be registered under the Securities Act. On March 25, 1996, CIBER filed a registration statement on Form S-4 with the SEC (the "Registration Statement") covering the Registered Shares and such Registration Statement was declared effective on April 10, 1996. No stop order suspending the effectiveness of such Registration Statement has been issued and no proceeding for that purpose has been instituted or, to CIBER's knowledge, threatened by the SEC.


                                      ARTICLE VI
                             STOCKHOLDER REPRESENTATIONS

        6.1 SECURITY REPRESENTATIONS OF THE STOCKHOLDERS. In order to induce CIBER to issue the Registered Shares and the Unregistered Shares to the Stockholders pursuant to Article III hereof, each Stockholder hereby represents and warrants to CIBER as follows:

                 (a) the Stockholder has received and carefully reviewed the CIBER SEC Reports, including, but not limited to, the Registration Statement (and the Prospectus included therein), and except for the CIBER SEC Reports and this Agreement and related documents, the Stockholder has not been furnished with any materials or literature relating to the offer and sale of CIBER Common Stock;

                 (b) the Stockholder has had a reasonable opportunity to ask questions of and receive answers from CIBER concerning CIBER and all such questions, if any, have been answered to the full satisfaction of the Stockholder; the Stockholder has received all the information he or she considers necessary or appropriate for deciding whether to enter this Agreement and acquire the CIBER Common Stock;

                 (c) the Stockholder has such knowledge and expertise in financial and business matters that the Stockholder is capable of evaluating the merits and risks involved in an investment in the CIBER Common Stock;

                 (d) except as set forth in this Agreement, no representations or warranties have been made to the Stockholders by CIBER, or any agent, employee or affiliate of CIBER; and in entering into this transaction the Stockholder is not relying upon any information other than that contained in the CIBER SEC Reports, any filed SEC Document, this Agreement and the results of independent investigations, if any, by the Stockholder;

                 (e) the Stockholder is acquiring the Unregistered Shares for investment purposes only, solely for the account of the Stockholder (and not as a nominee or agent), and not with a view towards the resale or distribution of any part thereof, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same;

                 (f) the Stockholder is familiar with Rule 144 of the Securities Act and understands the resale limitations imposed thereby; the Stockholder understands that (a) the Unregistered Shares have not been registered under the Securities Act or the securities laws of any state, based upon an exemption from such registration requirements for nonpublic offerings pursuant to the Securities Act and applicable state securities laws; (b) the Unregistered Shares are and will be "restricted securities" as said term is defined in Rule 144 of the Securities Act; (c) the Unregistered Shares may not be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; (d) CIBER is under no obligation to register the Unregistered Shares under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available; (e) the certificates for the Unregistered Shares will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof, and (f) stop transfer instructions will be placed with the transfer agent, if any, for the Unregistered Shares;

                 (g) the Stockholder will not sell or otherwise transfer any of the Unregistered Shares unless and until (a) said Unregistered Shares shall have first been registered under the Securities Act and all applicable state securities laws; or (b) the Stockholder shall have first delivered to CIBER a written opinion of counsel (which counsel (if other than Nutter, McClennen & Fish, LLP) and opinion, in form and substance, shall be reasonably satisfactory to CIBER), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and, if the CIBER Common Stock is not then listed on a national exchange or the Nasdaq National Market, all applicable state securities laws;

                 (h) it is understood that the certificates evidencing the Unregistered Shares may bear one or all of the following legends:

                       (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER SUCH SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO THE CORPORATION MMCH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION)."

                       (ii) Any legend required by the laws of the State of Delaware or applicable state securities laws.

                 (i) the Stockholder has full power and authority to execute, deliver and to perform the obligations of this Agreement and this Agreement constitutes a legally binding obligation of the Stockholder, enforceable in accordance with its terms;

                 (j) the Stockholder is an "accredited investor," as such term is defined in Rule 501(a) of the Securities Act; and

                 (k) for a period ending on the second anniversary of the Closing Date, any Stockholder wishing to dispose of any of the CIBER Stock received pursuant to this Agreement shall provide written notice to CIBER, not less than five business days prior to the intended date of disposition, specifying the number of shares the Stockholder proposes to transfer.


                                     ARTICLE VII
                            COVENANTS AND OTHER AGREEMENTS

        7.1 CONDUCT OF BUSINESS BY PBSI. PBSI and each Stockholder covenants and agrees that, prior to the Effective Time, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this
Agreement:

                 (a) The business of PBSI shall be conducted in the ordinary and usual course of business, consistent with past practices, and PBSI and the Stockholders shall use their reasonable best efforts to maintain and preserve intact PBSI's business organization, to keep available the services of its officers and employees and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

                 (b) Without limiting the generality of the foregoing subsection (a), PBSI shall not, directly or indirectly:

                                (i)    sell, lease, transfer, mortgage or
otherwise encumber, subject to any Lien or otherwise dispose of any of its properties or assets, except sales of properties or assets no longer needed by it for use in the ordinary course of its business;

                                (ii)   amend or propose to amend its articles
of incorporation or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not PBSI is the survivor);

                                (iii)  split, combine or reclassify any
outstanding shares of, or interests in, its capital stock;

                                (iv)   declare, set aside or pay any dividend
or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

                                (v)    redeem, purchase or otherwise acquire or
offer to redeem, purchase or otherwise acquire any shares of capital stock of PBSI or any options, warrants or rights to acquire capital stock of PBSI;

                                (vi)   issue, sell, pledge, dispose of or
encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by PBSI of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

                                (vii)  modify the terms of any existing
Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business, but only if the amount of such indebtedness, when added to all other Indebtedness of PBSI then outstanding (determined in accordance with generally accepted accounting principles) does not exceed the sum of (x) the total amount of Indebtedness outstanding on March 31, 1996, (y) $10,000 and (z) any amounts outstanding under PBSI's line of credit, which line of credit shall not exceed $500,000;

                                (viii) assume, guarantee, endorse or otherwise
as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

                                (ix)   authorize, recommend or propose any
material change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

                                (x)    adopt or establish any new employee
benefit plan or amend in any material respect any employee benefit plan or increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan;

                                (xi)   make any payments with respect to, enter
into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of PBSI, or any collective bargaining agreement or other obligation to any labor organization or employee;

                               (xii)   make any material tax election or settle
or compromise any liability for taxes;

                                (xiii) make or commit to make capital
expenditures for acquisitions of other businesses, capital assets, properties, or intellectual property in excess of $25,000 in the aggregate;

                                (xiv)  make any changes in its reporting for
taxes or accounting procedures other than as required by generally accepted accounting principles or applicable law;

                                (xv)   pay, discharge or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent PBSI financial statements that were provided to CIBER or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $1,000 in any one case by or to PBSI; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which PBSI is a party;

                                (xvi)  except for the Charles River account
receivable in an amount not to exceed $8,500, write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

                                (xvii)    acquire or agree to acquire (x) by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof of or (y) any assets that are material, individually or in the aggregate, to PBSI;

                                (xviii)   adopt any stockholder rights or
similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER, the Surviving Corporation or PBSI; or

                               (xix)   enter into, modify or authorize any
contract, agreement, commitment or arrangement to do any of the foregoing.

                 (c) PBSI shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on the Merger or the transactions contemplated hereby or a PBSI Material Adverse Effect.

        7.2 CONFIDENTIALITY. CIBER, on the one hand, and PBSI and the Stockholders, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and PBSI and the Stockholders, on the other, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law. Without the prior written consent of CIBER, neither PBSI nor the Stockholders shall disclose to any person the existence of this Agreement or the transactions contemplated hereby except as required to consummate the transactions contemplated hereby.

        7.3 CONSULTANTS; EMPLOYMENT AND NONCOMPETITION AGREEMENTS; STOCK OPTIONS. (a) At Closing, CIBER and each of the Stockholders shall enter into an employment and noncompetition agreement in a form mutually satisfactory to the parties thereto and substantially consistent with the terms set forth in the letter of intent dated March 14, 1996 between CIBER, PBSI and the Stockholders (each an "Employment and Noncompetition Agreement").

                 (b) At Closing, CIBER and each of McMahon and Aloisio shall execute and deliver an option agreement, which agreement will reflect the number of shares of CIBER Stock reserved for such purpose in Section 3.4(a), in the form attached hereto as Exhibit A (collectively, the "Stock Options").

                 (c) CIBER will retain all of PBSI's 1099 consultants through completion of their respective current assignments.

        7.4 NO SOLICITATION. The Stockholders and PBSI and its respective officers, directors and employees will immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal, and will not, from the date hereof until Closing or the termination of this Agreement, enter into any discussions with third parties regarding a Takeover Proposal.

        7.5 SALE OF PBSI SHARES; DISSENTERS' RIGHTS. Prior to the Effective Time, the Stockholders shall not sell, transfer, pledge, encumber or otherwise dispose of any of the capital stock of PBSI. The Stockholders shall not exercise any appraisal or dissenters' rights under Massachusetts law or otherwise.

        7.6 SATISFACTION OF CONDITIONS. Subject to the terms and conditions of this Agreement, CIBER, the Surviving Corporation, PBSI and the Stockholders will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

        7.7 MAINTENANCE OF SUBCHAPTER S CORPORATION STATUS. PBSI shall take all actions necessary to maintain its status as an "S corporation" under the Code through the Effective Time.

        7.8 INDEMNIFICATION. (a) The representations and warranties contained in this Agreement shall survive the Closing and shall remain in effect for eighteen (18) months following the Closing Date, except for the representations and warranties contained in Section 4.18 which shall survive the Closing and remain in effect for three years from the date the applicable Return was filed with the appropriate Taxing Authority for Taxes owed by PBSI, plus any extension of the statute of limitations requested by the Internal Revenue Service for Returns filed for each of the years through the Closing Date. No action or proceeding may be brought by a party against another party on the basis of a breach of a representation or warranty hereunder more than eighteen
(18) months after the Closing Date (or, with respect to the representations and warranties contained in 4.18, more than three years from the date the applicable Return was filed with the appropriate Taxing Authority for Taxes owed by PBSI, plus any extensions of the applicable statute of limitations), unless such party gives written notice to the other party of such breach, setting forth in reasonable detail the basis for such claim of breach, on or before the expiration of such period.

                 (b) PBSI and each of the Stockholders agree to indemnify CIBER from and against any loss, cost, liability or expense (including reasonable attorneys' fees) (individually or collectively, the "Liability") incurred by CIBER arising out of or in connection with (i) any breach by any of them of any representation, warranty, covenant or agreement by any of them contained in this Agreement or (ii) the transaction contemplated hereby failing to qualify under Section 368(a)(1)(A) of the Code as a result of any disposition of, or agreement to dispose of, more than 50% of the CIBER Stock received by the Stockholders pursuant to this Agreement prior to the second anniversary of the Closing Date (events described in clauses (i) and (ii) shall be referred to collectively as a "Breach"). The indemnification obligations of the Stockholders under this Section 7.8 shall be limited to $12,000,000, in the aggregate, and, with respect to such $12,000,000 limitation, limited individually and severally to the extent of such Stockholder's percentage ownership interest in PBSI as set forth on Schedule
3.4. In the event CIBER is entitled to indemnification for a Breach (other than a Breach of Section 4.18 or any other representation with respect to a Tax matter), CIBER shall be entitled to indemnification only when its Liability exceeds $100,000 in the aggregate; PROVIDED, HOWEVER, that when its Liability exceeds $100,000, CIBER shall be indemnified for the full amount of such Liability. In the event CIBER is entitled to indemnification for a Breach of
Section 4.18 or any other representation with respect to a tax matter, CIBER shall be entitled to indemnification only when its Liability exceeds $150,000, in the aggregate, and then only in the amount such Liability exceeds $150,000.

                 (c) CIBER agrees to indemnify PBSI and each of the Stockholders, from and against any loss, cost, liability or expense (including reasonable attorneys' fees) incurred by any of them arising out of or in connection with any breach by it of any representation, warranty, covenant or agreement by CIBER contained in this Agreement. In no event shall CIBER be liable for indemnification of the Stockholders in excess of $12,000,000, in the aggregate.

                 (d) The remedies of the Indemnified Party (as defined below) provided herein with respect to any breach of representation, warranty, covenant or agreement contained in this Agreement, or for the Merger failing to qualify under Section 368(a)(1)(A) of the Code, shall be the Indemnified Party's sole remedies at law (but not in equity). However, with respect to any breach involving fraud on the part of the Indemnifying Party (as defined below) or any other remedies to which the Indemnified Party would otherwise be entitled at law or in equity, the remedies of the Indemnified Party provided herein shall be in addition to, and not in lieu of, any other remedies to which the Indemnified Party is entitled.

        7.9 INDEMNIFICATION PROCEDURES. If a claim arises as to which CIBER is entitled to indemnification from PBSI or the Stockholders hereunder or if a claim arises as to which PBSI or the Stockholders is entitled to indemnification from CIBER, the party entitled to indemnification (the "Indemnified Party") shall endeavor to advise the other party (the "Indemnifying Party") of the claim within five business days after receipt of a summons, or within 20 business days after receipt of other written communication giving information as to the nature of the claim, by the Indemnified Party, provided that failure to so notify shall not limit the Indemnified Party's right to indemnification under Section 7.8. The Indemnifying Party shall not be liable or responsible for any expenses which are incurred by the Indemnified Party before such notice has been given to the Indemnifying Party, nor bound by any settlements made by the Indemnified Party before such notice. The Indemnifying Party shall, within the lesser of 20 days after receipt of notification of the claim from the Indemnified Party or five days before an answer is required to be filed, advise the Indemnified Party whether the Indemnifying Party will undertake the defense of such claim on behalf of the Indemnified Party and, if so, shall specify the name of the attorney who will handle the matter, which attorney shall be reasonably satisfactory to the Indemnified Party and shall not have any present or potential conflict in representing the interests of both parties. If the Indemnifying Party timely notifies the Indemnified Party that it will undertake the defense of such claim and agrees that it is legally obligated to indemnify the Indemnified Party hereunder and shall thereafter diligently provide such defense, such counsel shall have control of the defense, but the Indemnified Party may participate in the defense with its own counsel paid for by the Indemnified Party, and the Indemnified Party shall not settle or compromise such claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party fails timely to advise the Indemnified Party that it will undertake the defense of such claim on behalf of the Indemnified Party, fails to agree that it is legally obligated to indemnify the Indemnified Party hereunder or fails diligently to pursue such defense, the Indemnified Party may undertake the defense of such claim with its own counsel, but may not settle or compromise such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld and may settle or compromise such claim in its sole discretion, all at the expense of the Indemnifying Party.

        7.10 TAX-FREE REORGANIZATION. The parties hereto shall use their reasonable best efforts to cause the transactions contemplated hereby to be recognized as a tax-free reorganization under Section 368(a)(1)(A) of the Code and any other applicable state or federal law.


                                     ARTICLE VIII
                                      CONDITIONS

        8.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The obligations of PBSI, each of the Stockholders and CIBER to effect the Merger and the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) this Agreement, the Merger and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the stockholders of PBSI as required by Massachusetts law and Delaware law and its articles of organization and by-laws;

                 (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Merger or the transactions contemplated by this Agreement, including the holding directly or indirectly by CIBER of any shares of the capital stock of PBSI, illegal or otherwise prevent the consummation of this Agreement or the Merger;

                 (c) except for the filing of the Articles of Merger and the Certificate of Merger, all waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not (x) prevent the Merger or the consummation of the transactions contemplated hereby or (y) be reasonably likely to have a PBSI Material Adverse Effect or a CIBER Material Adverse Effect; and

                 (d) the McMahon Option and the Aloisio Option shall have been terminated.

        8.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF PBSI. The obligation of PBSI to effect the Merger and the transactions contemplated by this Agreement is also subject to the fulfillment at or prior to the Effective Time of the following conditions, unless such conditions are waived in writing by PBSI:

                 (a) CIBER shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Effective Time;

                 (b) the representations and warranties of CIBER in this Agreement shall be true and correct on the date of this Agreement and at the Effective Time;

                 (c) PBSI shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 8.2(a) and (b) at the Effective Time;

                 (d) PBSI shall have received the opinion of Davis, Graham & Stubbs LLP in a form reasonably satisfactory to PBSI;

                 (e) CIBER shall have executed and delivered the Employment and Noncompetition Agreements and the Stock Options referred to in Section 7.3 hereof;

                 (f) since December 31, 1995, there shall not have occurred any event which resulted in or constitutes a CIBER Material Adverse Effect; and

                 (g) PBSI shall have received such other documents and instruments as may reasonably be required by PBSI to consummate the Merger and transactions contemplated by this Agreement.

        8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CIBER. The obligations of CIBER to effect the Merger and the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions, unless such conditions are waived in writing by CIBER:

                 (a) PBSI and the Stockholders shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed and complied with by it or them hereunder at or prior to the Effective Time;

                 (b) the representations and warranties of PBSI and of the Stockholders set forth in this Agreement and shall be true and correct on the date hereof and at the Effective Time;

                 (c) CIBER shall have received a certificate at the Effective Time and on the Closing Date signed by the Stockholders certifying to the matters set forth in Sections 8.3(a), (b) and (h);

                 (d) CIBER shall have received the opinion of Nutter, McClennen & Fish, LLP in a form reasonably satisfactory to CIBER;

                 (e)    CIBER shall have received from Harte, Carucci &
Driscoll a report on the audited financial statements referred to in Section 4.4 and a letter relating to PBSI's qualification for treatment for financial purposes on a pooling of interests basis dated on or about the Closing Date in forms reasonably satisfactory to CIBER;

                 (f) each Stockholder and PBSI shall have executed and delivered to CIBER the Employment and Noncompetition Agreement referred to in
Section 7.3 hereof;

                 (g) there shall not have been suffered or incurred after the date hereof any casualty or loss, whether or not covered by insurance, which has had a PBSI Material Adverse Effect;

                 (h) the total number of hours billed by PBSI Consultants shall equal or exceed 4,500 in each of the four five business day weeks immediately preceding the Effective Time (for purposes of this paragraph, the weeks containing Good Friday, Patriots Day and Memorial Day shall not be considered five business day weeks);

                 (i) KMPG Peat Marwick LLP shall have advised CIBER, to CIBER's reasonable satisfaction, in writing that the business combination contemplated by this Agreement qualifies for treatment for financial purposes on a pooling of interests basis;

                 (j) each of the Stockholders shall have delivered to CIBER a certificate of non-foreign status under Section 1445 of the Code;

                 (k) PBSI shall provide to CIBER, at least one week prior to the Closing Date, the financial statements of PBSI referred to in Section 4.4 reported upon and certified by Harte, Carucci & Driscoll and meeting the requirements of Regulation S-X of the SEC; and

                 (1) CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the Merger and the transactions contemplated by this Agreement.

                                      ARTICLE IX
                                       CLOSING

        9.1 DELIVERIES AT CLOSING. Subject to the provisions of Articles VIII and X hereof, at the Closing:

                 (a) to the extent not delivered at an earlier date, there shall be delivered to the parties the certificates, documents and other instruments required to be delivered under Article VIII; and

                 (b) at or promptly after Closing, CIBER shall pay the reasonable professional fees and expenses of PBSI incurred in the negotiation of this Agreement, the consummation of the Merger and the transactions contemplated hereby in an amount not to exceed $60,000. If such professional fees and expenses of PBSI exceed $85,000, in addition to the payment of the $60,000 above, CIBER shall pay one-half of the reasonable professional fees in excess of $85,000. Such amounts shall be paid directly to the persons who rendered such services and shall not be paid, directly or indirectly, to PBSI or the Stockholders.


                                      ARTICLE X
                                     TERMINATION

        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or stockholders of the parties hereto:

                (a)     by mutual written consent of CIBER and PBSI;

                (b) by either of CIBER or PBSI if the Effective Time shall not have occurred on or before May 31, 1996; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 10.1 (b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; PROVIDED, FURTHER, that such time periods shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                 (c) by either CIBER or PBSI if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                 (d) by CIBER or PBSI if (i) the transactions contemplated by this Agreement shall not constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, or (ii) this Agreement shall not constitute a "plan of reorganization" for the purposes of Section 368 of the Code or (iii) the business combination contemplated by this Agreement may not be, according to KMPG Peat Marwick LLP, treated for financial reporting purposes as a pooling of interests.

        10.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void except as set forth in Sections 7.2, 7.10 and 7.11 and Article XI, which provisions shall survive such termination, without any liability or obligation on the part of CIBER, the Surviving Corporation, PBSI or the Stockholders (other than pursuant to the foregoing specified provisions) except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                     ARTICLE, XI
                                  GENERAL PROVISIONS

        11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without giving effect to its conflict of laws principles).

        11.2 EXPENSES. Except as provided in Section 9.1 (b), each party will pay its respective expenses in connection with the preparation and execution of this Agreement and the transactions contemplated hereby.

        11.3 BINDING EFFECT, ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

        11.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

                 (a)    If to PBSI or the Stockholders:

                        Practical Business Solutions, Inc.
                        12 Alfred Street, Suite 300
                        Woburn, Massachusetts 01801
                        Attention: Mr. William Crafton
                        Telephone: 617-932-9925
                        Telecopy: 617-932-9928

                        with a copy to (which shall not constitute notice):

                        Nutter, McClennen & Fish, LLP
                        One International Plaza
                        Boston, Massachusetts 02110-2699
                        Attention: James E. Dawson, Esq.
                        Telephone: 617-439-2623
                        Telecopy: 617-973-9748

                 (b)    If to CIBER:

                        CIBER, Inc.
                        5251 DTC Parkway, Suite 1400
                        Englewood, CO 80111
                        Attention: Mr. David G. Durham
                        Telephone: (303) 220-0100
                        Telecopy: (303) 220-7100

                        with a copy to (which shall not constitute notice):

                        Davis, Graham & Stubbs LLP
                        370 17th Street, Suite 4700
                        Denver, CO 80202
                        Attention: J. Justyn Sirkin
                        Telephone: 303-892-9400
                        Telecopy: 303-892-7400

                 (c) To such other address as to which notice is provided in accordance with this Section.

        11.5 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        11.6 THIRD-PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

        11.7 FURTHER ASSURANCES AND SURVIVAL. After the Effective Time and at the cost of the requesting party, each of PBSI and the Stockholders shall (a) deliver at such times and places as shall be reasonably agreed upon such additional instruments as CIBER may reasonably request of it or them, as applicable, and (b) take all other actions reasonably requested of it or them, as applicable, for the purpose of carrying out the Merger and the transactions contemplated by this Agreement. In no event shall this Section 11.7 create any additional liability or reduce the rights or obligations of PBSI or the Stockholders.

        11.8 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

        11.9 HEADINGS. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

        11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                  CIBER, Inc., a Delaware corporation


                                  By: /s/ David G. Durham
                                      ----------------------------------------
                                       David G. Durham
                                       Vice President/Finance


                                  By: /s/ Bobby G. Stevenson
                                      ----------------------------------------
                                       Bobby G. Stevenson
                                       Secretary


                                  PRACTICAL BUSINESS SOLUTIONS, INC., a
                                  Massachusetts corporation


                                  By: /s/ Bruce Austin
                                      ----------------------------------------
                                       Bruce Austin
                                       President


                                  By: /s/ Bruce Austin
                                      ----------------------------------------
                                       Bruce Austin
                                       Secretary


                                  STOCKHOLDERS


                                       /s/ William Crafton
                                      ----------------------------------------
                                       William Crafton


                                       /s/ Bruce Austin
                                      ----------------------------------------
                                       Bruce Austin


                                       /s/ Norman Banville
                                      ----------------------------------------
                                       Norman Banville

                                                                   SCHEDULE 1.1

                                   PERMITTED LIENS


Purchase money security interests in equipment or other properties, capital assets or intellectual property acquired after the date of this Agreement collateralizing Indebtedness incurred after the date of this Agreement, provided that such security interests were created and such Indebtedness was incurred in accordance with Section 7.1.

                                                                    SCHEDULE 3.4

                              ALLOCATION OF CIBER STOCK


The remaining 93% of CIBER Stock (the "Remaining Stock") to be issued to the Stockholders pursuant to Section 3.1(b) shall be allocated as follows:

                                     PERCENTAGE SHARE OF
                  NAME                 REMAINING STOCK
               ---------------        -------------------

              William Crafton               41.935%
              Bruce Austin                  41.935%
              Norman Banville               16.130%

                  Total                        100%

                                                                    SCHEDULE 4.3

                                  LIST OF CONFLICTS


Many of PBSI's contracts with its customers prohibit assignment of the contract by PBSI without the prior written consent of the customer.

                                                                    SCHEDULE 4.5

                              ABSENCE OF CERTAIN CHANGES


The following changes have occurred since December 31, 1995:

    1. The lease by PBSI of office space and certain furniture and equipment located at 12 Alfred Street, Suite 300, Woburn, Massachusetts has been converted from a term lease to a month to month tenancy terminable by PBSI on 60 days prior written notice.

    2. PBSI has paid bonuses aggregating $1,200,000 to William Crafton and Bruce Austin.

    3. Prior to the Closing, PBSI intends to pay a bonus of no more than $750,000 to certain of its employees other than the Stockholders.

    4. Jeff Judson's indebtedness to PBSI was declared uncollectible and was written off.

                                                                    SCHEDULE 4.6

                                      LITIGATION


                                        None.

                                                                    SCHEDULE 4.8

                                     SUBSIDIARIES


PBSI has planned and prepared to business under the name "Insight Consulting," which was intended to be an unincorporated division of PBSI.

                                                                    SCHEDULE 4.9

                  ABSENCE OF CHANGES IN BENEFIT PLANS AND SEVERANCE


Prior to the Closing, PBSI intends to pay a bonus of no more than $750,000 to certain of its employees other than the Stockholders.

As a matter of policy, PBSI provides two weeks of severance pay to any of its employees whose employment is terminated by PBSI.

                                                                   SCHEDULE 4.12

                  INDEBTEDNESS, LIENS AND CERTAIN CONTRACTS OF PBSI


PBSI has borrowed from and repaid to The First National Bank of Boston ("Bank of Boston") $500,000 under its line of credit agreement with the bank. Under its credit facility, Bank of Boston has a security interest in substantially all the assets of PBSI. Prior to the Closing, PBSI may draw again on its line of credit in an amount not in excess of $500,000.

PBSI has entered into agreements with almost all of its employees (including employees who are also Stockholders, officers and directors) which provide that the employee will not compete with PBSI for periods of varying length after the termination of the employee's employment with PBSI.

                                                                   SCHEDULE 4.13

                                   PBSI PROPERTIES


The lease by PBSI of office space and certain furniture and equipment located at 12 Alfred Street, Suite 300, Woburn, Massachusetts has been converted from a term lease to a month to month tenancy terminable by PBSI on 60 days prior written notice.

                                                                   SCHEDULE 4.14

                              PBSI INTELLECTUAL PROPERTY


                                        None.

                                                                   SCHEDULE 4.16

                              CERTAIN EMPLOYMENT MATTERS


While PBSI's management personnel and non-employee consultants have entered into agreements with PBSI restricting such employee's disclosure of confidential information, the majority of PBSI's employed consultants have not entered into such agreements.

No members of PBSI management personnel and none of PBSI's consultants have entered into "work-for-hire" arrangements or proprietary rights agreements with PBSI.

                                                                   SCHEDULE 4.18

                                        TAXES


                                        None.

                                                                   SCHEDULE 4.19

                             PENSION PLAN, WELFARE PLANS


PBSI maintains the following plans for the benefit of some or all of its employees:

    1.   401(k) Plan

    2. Life Insurance (including split dollar life insurance covering the lives of the Stockholders, Aloisio and McMahon)

    3.   Medical and dental insurance

    4.   Long term disability

    5.   Bonus program

As a matter of policy, PBSI provides two weeks of severance pay to any of its employees (including executive officers) whose employment is terminated by PBSI.

Such plans and certain other benefits are further described on the attached Benefit Plan Announcement as of January 1, 1996.

                                                                    SCHEDULE 5.2

                             CIBER OUTSTANDING SECURITIES

     CIBER has agreed that, under certain circumstances, it will register up to a total of approximately 442,245 shares of CIBER Common Stock previously issued in conjunction with certain acquisitions.

                                                                    SCHEDULE 5.3

                                  LIST OF CONFLICTS


                                         None

                                                                    SCHEDULE 5.5

                                      LITIGATION


                                         None